                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-35097

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 15, 1997)

                                  $425,000,000

                      WILLIAMS HOLDINGS OF DELAWARE, INC.
                       $175,000,000 6.125% Notes due 2003
                       $250,000,000 6.500% Notes due 2008
                               ------------------
     The 2003 Notes will mature on December 1, 2003 and the 2008 Notes will mature on December 1, 2008. Interest on the Notes is payable semiannually on June 1 and December 1, beginning June 1, 1999. The 2003 Notes are not redeemable. Williams Holdings may redeem some or all of the 2008 Notes at any time. The redemption price is described under the heading "Description of Notes -- Optional Redemption" on page S-3 of this prospectus supplement. There is no sinking fund.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ------------------

                                             PUBLIC OFFERING                               PROCEEDS TO
                                                  PRICE        UNDERWRITING DISCOUNTS   WILLIAMS HOLDINGS
                                             ---------------   ----------------------   -----------------
Per 2003 Note                                   99.832%             .600%                  99.232%
Total                                        $174,706,000         $1,050,000             $173,656,000
Per 2008 Note                                   99.539%             .650%                  98.889%
Total                                        $248,847,500         $1,625,000             $247,222,500
Combined Total (before expenses)             $423,553,500         $2,675,000             $420,878,500

     Interest on the Notes will accrue from December 8, 1998 to date of delivery.
                               ------------------
     The underwriters are offering the Notes subject to various conditions. The underwriters expect to deliver the Notes to purchasers on or about December 8, 1998.
                               ------------------
                          Joint Book-Running Managers

CHASE SECURITIES INC.                                       SALOMON SMITH BARNEY

                     NATIONSBANC MONTGOMERY SECURITIES LLC

ABN AMRO INCORPORATED
             CIBC OPPENHEIMER
                           CREDIT LYONNAIS SECURITIES (USA) INC.
                                       FIRST CHICAGO CAPITAL MARKETS, INC.
                                                 NESBITT BURNS SECURITIES INC.
December 3, 1998

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT

Use of Proceeds.............................................  S-3
Description of Notes........................................  S-3
Underwriting................................................  S-7
Experts.....................................................  S-8
Legal Matters...............................................  S-8
Where You Can Find More Information.........................  S-9

                            PROSPECTUS

Available Information.......................................    2
Incorporation of Certain Documents by Reference.............    2
Reports to Holders of Debt Securities.......................    2
The Company.................................................    3
Use of Proceeds.............................................    3
Ratio of Earnings to Fixed Charges..........................    3
Selected Financial Data.....................................    4
Description of Debt Securities..............................    6
Limitations on Issuance of Bearer Debt Securities...........   12
Description of Preferred Stock..............................   13
Plan of Distribution........................................   15
Experts.....................................................   16
Legal Matters...............................................   17

     Williams Holdings' principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172 and its telephone number is (918) 573-2000.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Notes are estimated at $420,378,500 after the deduction of the underwriting discount and of the estimated expenses payable by the Company. The Company intends to use the net proceeds of this offering to repay outstanding debt and for general corporate purposes. Approximately $300,000,000 of the net proceeds of this offering will be used to repay debt incurred by Williams Holdings pursuant to a certain Credit Agreement with a syndicate of banks, including affiliates of some of the Underwriters (see "Underwriting"), which debt bears interest at prime and matures on July 31, 2002.

                              DESCRIPTION OF NOTES

     The Notes being offered by this Prospectus Supplement are referred to as the "Notes" in this Prospectus Supplement and as the "Debt Securities" in the Prospectus. This Prospectus Supplement supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus. To the extent that this Prospectus Supplement is inconsistent with such description in the Prospectus, this Prospectus Supplement replaces such description. For a description of the general terms and provisions of the Notes, you should consult the Prospectus. You should also consult the Indenture for provisions which qualify the following summary.

GENERAL

     Williams Holdings will limit the 2003 Notes to $175,000,000 in aggregate principal amount and the 2008 Notes to $250,000,000 in aggregate principal amount. Williams Holdings will issue the Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will bear interest from December 8, 1998 at the annual rate set forth on the cover page of this Prospectus Supplement. The 2003 Notes will mature on December 1, 2003 and the 2008 Notes will mature on December 1, 2008. Williams Holdings will pay interest on June 1 of each year to holders of record of the Notes on the preceding May 15 and on December 1 of each year to holders of record of the Notes on the preceding November 15. Williams Holdings will issue the Notes in book-entry form. You should refer to "Description of Debt Securities -- Registered Global Securities" in the Prospectus.

     The Notes will not be subject to a sinking fund.

REDEMPTION

     The 2003 Notes are not redeemable.

     Williams Holdings may, at its option at any time, redeem the 2008 Notes as a whole or in part. The redemption price will be equal to the greater of

     - 100% of the principal amount of such 2008 Notes plus accrued interest on such 2008 Notes to the date of redemption, and

     - the sum of (a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2008 Notes to be redeemed discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate as defined below, plus (b) 15 basis points, plus (c) accrued interest on the 2008 Notes to be redeemed to the date of redemption.

     "Comparable Treasury Issue" means the United States Treasury security which an Independent Investment Banker selects based on the fact that

          - such security has a maturity comparable to the remaining term of the 2008 Notes to be redeemed and

          - at the time of selection and according to customary financial practice, one would utilize such a security in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 2008 Notes to be redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date,

          - the average of the bid and asked prices for the Comparable Treasury Issue (written as a percentage of the principal amount of the Comparable Treasury Issue) on the third business day before such redemption date and as set forth in the daily statistical release published by the Federal Reserve Bank of New York, called the "Composite 3:30 p.m. Quotations for U.S. Government Securities", or

          - if such release is not published or does not contain such prices on the third business day before such redemption date,

         (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or

         (B) if Williams Holdings obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Williams Holdings.

     "Reference Treasury Dealer" means each of Chase Securities Inc. and Salomon Smith Barney Inc. and the successors of each of them and, at the option of Williams Holdings, additional Primary Treasury Dealers. If any of these dealers ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Williams Holdings will substitute for such former dealer another Primary Treasury Dealer.

     "Reference Treasury Dealer Quotation" means the average which Williams Holdings will determine of the bid and ask prices for the Comparable Treasury Issue (written as a percentage of the principal amount of the Comparable Treasury Issue) which a Reference Treasury Dealer has quoted to Williams Holdings at 5:00 p.m. on the third business day before such redemption date. Williams Holdings will determine such an average individually for each Reference Treasury Dealer and for each redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue. The Treasury Rate assumes a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     Williams Holdings will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of 2008 Notes to be redeemed.

     Unless Williams Holdings defaults in payment of the redemption price, on and after the redemption date interest will stop accruing on the 2008 Notes or the portions of the 2008 Notes called for redemption.

BOOK-ENTRY SYSTEMS

     Williams Holdings will issue the Notes in fully registered form in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"). Williams Holdings will issue one or more fully registered certificates as Global Securities for the Notes in the aggregate principal amount of the Notes. Williams Holdings will deposit such Global Securities with DTC.

     The Global Securities are not transferable, except that

     - DTC may transfer the Global Securities to a person named by DTC,

     - a person named by DTC may transfer the Global Securities to DTC, or

     - another person named by DTC may transfer the Global Securities to a successor of DTC or a person named by such successor of DTC.

     DTC has advised the Company and the Underwriters of the following:

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities. Settlement takes place through electronic computerized book-entry changes in DTC Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. A number of its Direct Participants and the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. own DTC. Access to the DTC system is also available to others, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Notes under the DTC system must be made by or through Direct Participants. Direct Participants will receive a credit for the Notes on DTC's records. The ownership of interest of each actual purchaser of Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. DTC, however, expects that Beneficial Owners will receive written confirmation providing details of the transaction, as well as a periodic statement of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Entries made on the books of Participants acting on behalf of Beneficial Owners will effect the transfer of ownership interests in the Notes. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

     To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them. Such conveyances and communications are subject to any statutory or regulatory requirements as may be in effect from time to time.

     Williams Holdings will send redemption notices to DTC. If Williams Holdings is redeeming less than all of the Global Securities within an issue, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in the listing attached to the omnibus proxy).

     Williams Holdings will make principal and interest payments on the Global Securities to DTC. Williams Holdings expects that DTC, upon receipt of any payment of principal or interest in respect of a Global Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on DTC's records.

     Williams Holdings also expects that standing instructions and customary practices will govern payments by Participants to Beneficial Owners (as is the case with securities held for the accounts of customers in bearer form or registered in "street name"). Williams Holdings expects further that such payments will be the responsibility of such Participant and not of DTC, Williams Holdings or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC may discontinue providing its service as securities depositary with respect to the Notes at any time by giving reasonable notice to Williams Holdings or the Trustee. In addition, Williams Holdings may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, if Williams Holdings does not obtain a successor securities depositary, Williams Holdings must print and deliver Note certificates in fully registered form to Beneficial Owners of the Global Securities representing such Notes.

     Williams Holdings has obtained the information in this section concerning DTC and DTC's book-entry system from sources that Williams Holdings believes to be reliable (including DTC), but Williams Holdings takes no responsibility for the accuracy of this information.

     Neither Williams Holdings, the Trustee nor the Underwriters will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the Notes, or payments to, or the providing of notice to Participants or Beneficial Owners.

     The Notes will trade in DTC's Same-Day Funds Settlement System. Secondary market trading activity in the Notes will, therefore, settle in immediately available funds. Williams Holdings will make all applicable payments of principal and interest on the Notes issued as Global Securities in immediately available funds.

     For other terms of the Notes, you should refer to the section "Description of Debt Securities" in the accompanying Prospectus.

DEFEASANCE

     The Notes will be subject to defeasance and discharge and to defeasance of certain obligations as described under "Description of Securities -- Defeasance" in the Prospectus.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), dated December 3, 1998 among Williams Holdings and the several Underwriters named below (the "Underwriters"), Williams Holdings has agreed to sell to the Underwriters and the Underwriters have severally agreed to purchase from Williams Holdings, the following respective principal amounts of Notes:

                                                        PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
                     UNDERWRITER                         OF 2003 NOTES      OF 2008 NOTES
                     -----------                        ----------------   ----------------
Chase Securities Inc. ................................    $ 61,250,000       $ 87,500,000
Salomon Smith Barney Inc. ............................      61,250,000         87,500,000
NationsBanc Montgomery Securities LLC.................      35,000,000         50,000,000
ABN AMRO Incorporated.................................       3,500,000          5,000,000
CIBC Oppenheimer Corp. ...............................       3,500,000          5,000,000
Credit Lyonnais Securities (USA) Inc. ................       3,500,000          5,000,000
First Chicago Capital Markets, Inc. ..................       3,500,000          5,000,000
Nesbitt Burns Securities Inc. ........................       3,500,000          5,000,000
                                                          ------------       ------------
          Total.......................................    $175,000,000       $250,000,000
                                                          ============       ============

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered by this Prospectus Supplement if any of the Notes are purchased.

     The Underwriters have advised Williams Holdings that the Underwriters propose to offer the Notes to the public initially at the offering price to the public set forth on the cover page of this Prospectus Supplement, and to certain dealers initially at such price less a discount not more than .35% with respect to the 2003 Notes and .40% with respect to the 2008 Notes. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not more than .25% of the principal amount. After the public offering, the Underwriters may change the public offering price and such concessions.

     The Underwriters and their affiliates have in the past and may in the future provide investment banking, general financing and banking or other services to Williams Holdings and its affiliates. In particular, affiliates of Chase Securities Inc., Salomon Smith Barney Inc., NationsBanc Montgomery Securities LLC, CIBC Oppenheimer Corp., Credit Lyonnais Securities (USA) Inc., First Chicago Capital Markets, Inc., and Nesbitt Burns Securities Inc. are lenders under the Credit Agreement and will receive a portion of the amount repaid under the Credit Agreement with the net proceeds of the offering. See "Use of Proceeds." Because more than 10% of the net proceeds of the offering are intended to be paid to affiliates of the Underwriters, the offering is being conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Williams Holdings has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments which the Underwriters might be required to make in respect of such civil liabilities.

     In connection with the offering and sale of the Notes, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions permit bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

     The Notes are a new series of securities with no established trading market. The Underwriters have advised Williams Holdings that they intend to make a market in the Notes, but are under no obligation to do so and such market making may be terminated at any time without notice. Therefore, Williams Holdings cannot give any assurance as to the liquidity of, or the trading market for, the Notes.

                                    EXPERTS

     The consolidated financial statements and schedule of Williams Holdings appearing in the Williams Holdings' Current Report on Form 8-K dated May 18, 1998, for the three years ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which is based in part on the report of Deloitte & Touche LLP, independent auditors on the consolidated financial statements of MAPCO Inc. for the three year period ended December 31, 1997 appearing in the Current Report on Form 8-K of Williams Holdings dated May 18, 1998 and incorporated in this Prospectus Supplement by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to certain litigation to which MAPCO Inc. is a defendant and the change in its method of accounting for business process reengineering activities to conform to the consensus reached by the Emerging Issues Task Force in Issue No. 97-13). Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements and schedules of Williams Holdings included in or incorporated by reference in any documents filed pursuant to
Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus Supplement and prior to the termination of the offering will be so included or incorporated by reference in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such independent auditors as experts in accounting and auditing.

                                 LEGAL MATTERS

     William G. von Glahn, Senior Vice President and General Counsel of Williams Holdings, will pass on certain legal matters for Williams Holdings in connection with the Notes. Davis Polk & Wardwell, New York, New York will pass on certain legal matters for the Underwriters. Mr. von Glahn beneficially owns 124,416 shares of common stock of The Williams Companies, Inc. ("Williams"), the parent of Williams Holdings, and also has exercisable options to purchase an additional 80,504 shares of Williams' common stock. Pursuant to its By-laws and an indemnity agreement, Williams and Williams Holdings are required to indemnify Mr. von Glahn to the fullest extent permitted by Delaware law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of Williams or Williams Holdings. Williams Holdings, through Williams, also maintains directors' and officers' liability insurance under which Mr. von Glahn is insured against certain expenses and liabilities.

                      WHERE YOU CAN FIND MORE INFORMATION

     Williams Holdings files annual, quarterly and special reports and other information with the SEC. You may read and copy any document Williams Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Williams Holdings' SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows Williams Holdings to "incorporate by reference" the information Williams Holdings files with them, which means that Williams Holdings can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this Prospectus Supplement, and later information filed with the SEC will update and supercede this information. Williams Holdings incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until Williams Holdings sells all the Notes.

     - Williams Holdings Annual Report 10-K for the year ended December 31,
       1997;

     - Williams Holdings Quarterly Reports on 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

     - Williams Holdings Current Reports on Form 8-K, dates of report April 29, 1998, May 18, 1998 and November 23, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Investor Relations
     Williams Holdings of Delaware, Inc.
     One Williams Center
     Tulsa, Oklahoma 74172
     (918) 573-2000

PROSPECTUS

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                              DEBT SECURITIES AND
                                PREFERRED STOCK

                             ---------------------

     Williams Holdings of Delaware, Inc. (the "Company") may offer and sell from time to time (a) unsecured debentures, notes or other evidences of indebtedness ("Debt Securities"), and (b) shares of its Preferred Stock, $1.00 par value per share ("Preferred Stock" and collectively with Debt Securities, the "Securities") with an initial offering price not to exceed $820,000,000 in the aggregate (or the equivalent in foreign denominated currency or units based on or related to currencies, including European Currency Units). All specific terms of the offering and sale of the Securities, including the specific (a) designation, rights and restrictions and whether the Debt Securities are senior or subordinated, the currencies or composite currencies in which the Debt Securities are denominated, the aggregate principal amount, the maturity, rate and time of payment of interest, and any conversion, exchange, redemption or sinking fund provisions, (b) designation, rights, preferences, privileges and restrictions of Preferred Stock, including dividend rate or rates/or methods of ascertaining the same, dividend payment dates, voting rights, liquidation preference, and any conversion, exchange or redemption or sinking fund provisions, and (c) initial public offering price, listing on any securities exchange, and the agents, dealers or underwriters, if any, to be utilized in connection with the sale of the Securities, will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"). The Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest may likewise be payable in U.S. dollars, foreign denominated currency or currency units -- in each case, as the Company specifically designates. The managing underwriters with respect to each series sold to or through underwriters will be named in the Prospectus Supplement.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     The Securities may be offered through dealers, through underwriters or through agents designated from time to time as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

     This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the Securities described in the accompanying Prospectus Supplement.

               The date of this Prospectus is September 15, 1997

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. Certain portions of the Registration Statement have not been included in this Prospectus as permitted by the Commission's rules and regulations. For further information, reference is made to the Registration Statement and the exhibits thereto. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The Registration Statement (with exhibits), as well as such reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048, or from the Commission's worldwide web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.
                             ---------------------
     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.
                             ---------------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, ("Form 10-K") and the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, and June 30, 1997, filed by the Company with the Commission under the Exchange Act are incorporated by reference.

     All documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to:
Williams Holdings of Delaware, Inc., One Williams Center, Tulsa, Oklahoma 74172,
Attention: Corporate Secretary, (918) 588-2000.

                     REPORTS TO HOLDERS OF DEBT SECURITIES

     The Company is not required to publish annual and quarterly reports to holders of Debt Securities. The Company's annual report on Form 10-K containing audited financial statements will be provided to holders of Debt Securities upon request.
                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES. SPECIFICALLY, THE UNDERWRITERS, IF ANY, MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE SECURITIES IN THE OPEN MARKET.

                                  THE COMPANY

     The Company was incorporated under the laws of the State of Delaware in July 1994. The principal executive offices of the Company are located at One Williams Center, Tulsa, Oklahoma 74172 (telephone (918) 588-2000). Unless the context otherwise requires, references to the Company herein include subsidiaries of the Company. The Company is a wholly-owned subsidiary of The Williams Companies, Inc. ("Williams").

     The Company, through subsidiaries, engages in hydrocarbon exploration and production activities; natural gas gathering, processing, and treating activities; the transportation and terminaling of crude oil and petroleum products; the production and marketing of ethanol; and energy commodity trading and marketing and provides a variety of other products and services, including price risk management services, to the energy industry. The Company's communications subsidiaries offer data-, voice-, and video-related products and services; advertising distribution services; video services and other multimedia services for the broadcast industry; broadcast facsimile and audio- and video-conferencing services for businesses; interactive, computer-based training and services; and customer premise voice and data equipment, including installation and maintenance; and network integration and management services nationwide. The Company also has certain other equity investments.

     The Company conducts substantially all of its operations through subsidiaries. Williams performs management, legal, financial, tax, consultative, administrative, and other services for the Company and its subsidiaries. The Company's principal sources of cash are from external financings, dividends and advances from its subsidiaries, advances from Williams, investments, and interest payments from subsidiaries and Williams on cash advances. The amount of dividends available to the Company from subsidiaries largely depends on each subsidiary's earnings and capital requirements. Terms of one subsidiary's borrowing arrangements limit the transfer of funds to the Company.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including repayment of outstanding debt. The Company anticipates that it will raise additional funds from time to time through debt financings, including borrowings under its bank Credit Agreement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table represents the Company's consolidated ratio of earnings to fixed charges for the periods shown.

 SIX MONTHS          YEAR ENDED DECEMBER 31,
    ENDED       ---------------------------------
JUNE 30, 1997   1996   1995   1994   1993    1992
-------------   ---------------------------------
   5.95         8.47   5.17   6.71   14.10   2.86

     For the purpose of this ratio: (i) earnings consist of income from continuing operations before fixed charges and income taxes for the Company, its majority-owned subsidiaries and its proportionate share of 50 percent-owned companies, less undistributed earnings of less than 50 percent-owned companies and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction of interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor, plus the pretax effect of preferred dividends of subsidiaries. The ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges, as no preferred stock was outstanding during any of these periods.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The following selected income statement for the six months ended June 30, 1997, and balance sheet data for June 30, 1997, have been derived from the Company's unaudited consolidated financial statements included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997, incorporated herein by reference. The following selected income statement data for the years 1996, 1995, and 1994 and balance sheet data for 1996 and 1995 have been derived from the Company's audited consolidated financial statements appearing in the Form 10-K for the year ended December 31, 1996 and incorporated herein by reference. The income statement data for the years 1993 and 1992 and balance sheet data for 1994 and 1993 have been derived from the Company's audited consolidated financial statements previously filed with the Commission but not incorporated herein by reference. The balance sheet data for 1992 have been derived from the Company's consolidated financial statements not appearing elsewhere herein or in the Form 10-K. The selected historical consolidated financial data shown below should be read in conjunction with such financial statements of the Company and related notes.

                                            SIX
                                           MONTHS
                                           ENDED                      YEAR ENDED DECEMBER 31,
                                          JUNE 30,    --------------------------------------------------------
                                            1997        1996      1995(2)       1994        1993        1992
                                          --------    --------    --------    --------    --------    --------
                                                                 (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Total revenues..........................  $1,164.5    $1,841.3    $1,354.0    $1,264.3    $1,221.0    $1,283.2
Income from continuing operations.......     137.8(3)    228.7(4)    211.8(5)    125.5(6)    152.3(7)     46.9(8)
Income from discontinued operations(1)..        --          --     1,018.8        94.0        46.4        25.2
Net income..............................     137.8       228.7     1,230.6       213.4       198.7        83.2
BALANCE SHEET DATA:
Property, plant and equipment -- net....   2,720.8     2,540.4     2,225.2     1,585.1     2,151.1     2,157.3
Total assets............................   5,815.7     5,163.9     4,232.8     3,440.1     2,989.4     2,869.9
Long-term debt..........................   1,271.2       860.4       273.9       507.0       229.4       337.1
Stockholder's equity....................  $2,672.1    $2,482.8    $2,151.6    $1,739.9    $1,818.0    $1,614.6
RATIO OF EARNINGS TO FIXED CHARGES(9)...      5.95        8.47        5.17        6.71       14.10        2.86

---------------

(1) In the third quarter of 1994, the Company signed a definitive agreement to enter into the sale of its network services operations (the "WNS Sale"). On January 5, 1995, the Company consummated the transaction and the gain from the sale was reported as discontinued operations in the 1995 first quarter consolidated financial statements. The selected historical consolidated financial data has been prepared to present operating results of the operations sold in the WNS Sale as discontinued operations. Prior period balance sheets have not been restated. For additional information see Note 3 of the Notes to Consolidated Financial Statements of the Company appearing in the Form 10-K and incorporated herein by reference.

(2) On January 18, 1995, Williams acquired 60 percent of the outstanding common stock of Transco Energy Company (Transco) in a cash tender offer. On May 1, 1995, the remaining 40 percent of Transco's outstanding common stock was acquired through a merger, which involved the exchange of the remaining Transco common stock for approximately 15.6 million shares of Williams common stock. Williams then contributed the stock of Transco and Transco's subsidiaries, except subsidiaries holding Transco's interstate natural gas pipelines, to the Company. For additional information see Note 2 of the Notes to Consolidated Financial Statements of the Company appearing in the Form 10-K, and incorporated herein by reference.

(3) Includes an after-tax gain on sale of interest in subsidiary of $44.5 million. See Note 3 of the Notes to Unaudited Consolidated Financial Statements appearing in the Form 10-Q for the quarter ended June 30, 1997, and incorporated herein by reference.

(4) Includes a pretax gain on sales of assets of $15.7 million. See Note 5 of the Notes to Consolidated Financial Statements of the Company appearing in the Form 10-K and incorporated herein by reference. Also includes a pretax gain of $20 million from the property insurance coverage associated with construction of replacement gathering facilities.

(5) Includes a pretax gain on exchange of investments of $25.4 million, a pretax gain on sale of Williams common stock of $10.8 million, a pretax loss on sale of an investment of $12.6 million (after-tax gain of $16 million), and a $41.4 million pretax write-off of project costs. See Notes 4 and 5 of the Notes to Consolidated Financial Statements of the Company appearing in the Form 10-K and incorporated herein by reference.

(6) Includes a pretax gain on sales of assets of $22.7 million. See Note 5 of the Notes to Consolidated Financial Statements of the Company appearing in the Form 10-K and incorporated herein by reference.

(7) Includes a pretax gain of $51.6 million from the sale of 6.1 million units in the Williams Coal Seam Gas Royalty Trust and a pretax gain of $45.9 million from the sale of the intrastate natural gas pipeline system and other related assets in Louisiana.

(8) Includes a pretax gain of $14.6 million from the sale of a tract of land in Florida that had been retained from the previous sale of Agrico Chemical Company.

(9) For the purpose of this ratio (i) earnings consist of income from continuing operations before fixed charges and income taxes for the Company, its majority-owned subsidiaries and its proportionate share of 50 percent-owned companies, less undistributed earnings of less than 50 percent-owned companies and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction of interest capitalized) and that portion of rental payments on operating leases estimated to represent an interest factor, plus the pretax effect of preferred dividends of subsidiaries. The ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges, as no preferred stock was outstanding during any of these periods.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt, under an indenture (the "Senior Debt Indenture"), between the Company and Citibank, N.A., as Trustee, and, in the case of Debt Securities that will be subordinated debt, under an indenture (the "Subordinated Debt Indenture"), between the Company and Citibank, N.A., as Trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." Citibank, N.A. is hereinafter referred to as the "Trustee." The forms of the Indentures are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. The Indentures are substantially identical, except for the provisions relating to subordination and the Company's limitation on liens. See "Subordinated Debt" and "Certain Covenants of the Company." Neither Indenture contains any covenants or provisions which affords debt holders protection in the event of a highly leveraged transaction.

CERTAIN DEFINITIONS

     Certain terms defined in Article One of the Senior Debt Indenture are summarized as follows:

          "Consolidated Funded Indebtedness" means the aggregate of all outstanding Funded Indebtedness of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of the Company and its consolidated Subsidiaries less, in general: (i) intangible assets; (ii) current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income; (iii) reserves; (iv) advances to finance oil or natural gas exploration and development to the extent that the indebtedness related thereto is excluded from Funded Indebtedness; (v) an amount equal to the amount excluded from Funded Indebtedness representing "production payment" financing of oil or natural gas exploration and development; and (vi) minority stockholder interests.

          "Funded Indebtedness" means any Indebtedness which matures more than one year after the date as of which Funded Indebtedness is being determined less any such Indebtedness as will be retired through or by means of any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund or otherwise; provided, however, that such term shall not include Indebtedness of the Company or any of its Subsidiaries incurred to finance outstanding advances to others to finance oil or natural gas exploration and development to the extent that the latter are not in default in their obligations to the Company or such Subsidiary, nor shall such term include Indebtedness of the Company or any of its Subsidiaries incurred to finance oil or natural gas exploration and development by means commonly referred to as a "production payment" to the extent that the Company or any of its Subsidiaries have not guaranteed the repayment of the production payment.

          "Holder" means, in general, a Person in whose name the Securities are registered, or, if not registered, the bearer thereof.

          "Indebtedness" means indebtedness which is for money borrowed from others.

          "Person" means any individual, corporation, limited liability company, limited partnership, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Subsidiary" means any corporation at least a majority of the outstanding securities of which having ordinary voting power shall be owned by the Company and/or another Subsidiary or Subsidiaries.

GENERAL

     Neither of the Indentures limits the amount of Debt Securities, debentures, notes or other evidences of indebtedness that may be issued by the Company or any of its Subsidiaries. The Debt Securities will be unsecured senior or subordinated obligations of the Company. All of the operating assets of the Company and its Subsidiaries are owned by its Subsidiaries. Therefore, the Company's rights and the rights of its creditors, including Holders of Debt Securities, to participate in the assets of any Subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the Subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary. The ability of the Company to pay principal of and interest on the Debt Securities is, to a large extent, dependent upon the receipt by it of dividends or other payments from its Subsidiaries. Dividends payable by Williams Pipe Line Company, one of the principal subsidiaries of the Company, are restricted under that company's current debt agreements.

     The Indentures provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

     Reference is made to the Prospectus Supplement for the following terms of and information relating to the Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) classification as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal, premium, if any, and/or any interest will or may be payable;
(iii) any date of maturity; (iv) interest rate or rates (or method by which such rate will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of and interest, if any, on the Debt Securities will be payable; (vii) any redemption or sinking fund provisions; (viii) whether the Debt Securities will be issuable in registered or bearer form or both and, if Debt Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Debt Securities in bearer form; (ix) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Debt Securities held by a Person who is not a U.S. Person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (x) any other specific terms of the Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms which may be required by or advisable under United States laws or regulations.

     Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the applicable Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

     Debt Securities that bear interest will do so at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

REGISTERED GLOBAL SECURITIES

     The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (the "Depositary"), or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of Persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Registered Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) or by participants or Persons that hold through participants (with respect to interests of Persons other than participants). So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the applicable Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustees or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities.

SENIOR DEBT

     The Debt Securities and any coupons appertaining thereto (the "Coupons") that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank equally and pari passu with all other unsecured and unsubordinated debt of the Company.

SUBORDINATED DEBT

     The Debt Securities and Coupons that will constitute part of the subordinated debt of the Company will be issued under the Subordinated Debt Indenture and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company. The Subordinated Debt Indenture defines "Senior Indebtedness" as obligations (other than nonrecourse obligations, the subordinated Debt Securities or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. (Subordinated Debt Indenture, Section 1.1)

     In general, in the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property or (b) that (i) a default shall have occurred with respect to the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on any series of the subordinated Debt Securities shall have been declared due and payable upon an event of default pursuant to Section 5.1 of the Subordinated Debt Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made for such payment in money or money's worth, before the Holders of any of the subordinated Debt Securities or Coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by such subordinated Debt Securities (Subordinated Debt Indenture, Section 13.1) If this Prospectus is being delivered in connection with a series of subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Indebtedness outstanding as of the end of the most recent fiscal quarter.

CERTAIN COVENANTS OF THE COMPANY

     Liens. The Senior Debt Indenture provides that, subject to certain exceptions, the Company will not, nor will it permit any Subsidiary to, issue, assume or guarantee any Indebtedness secured by a mortgage, pledge, lien, security interest or encumbrance ("mortgage"), upon any of its properties without effectively providing that the senior Debt Securities issued thereunder shall be equally and ratably secured with such Indebtedness. Among the exceptions are certain purchase money mortgages; certain preexisting mortgages on any property acquired or constructed by the Company or a Subsidiary and certain mortgages created within one year after completion of such acquisition or construction; certain mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction; mortgages on property of a Subsidiary existing at the time it became a Subsidiary of the Company; and mortgages, other than as specifically excepted, in an aggregate amount which, at the time of, and after giving effect to, the incurrence does not exceed 5 percent of the Consolidated Net Tangible Assets. (Senior Debt Indenture, Section 3.6)

     Consolidation, Merger, Conveyance of Assets. Each Indenture provides, in general, that the Company will not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless the corporation limited liability company, limited partnership, joint stock company, or trust formed by such consolidation or into which the Company is merged or the Person which acquires such assets shall expressly assume the Company's obligations under such Indenture and the Debt Securities issued thereunder and immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing. (Section 9.1)

     Event Risk. Except for the limitations on Liens described above, neither Indenture nor the Debt Securities contains any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

     In general, an Event of Default is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being:
(a) default in payment of any principal of the Debt Securities of such series, either at maturity, upon any redemption, by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series unless otherwise provided; (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the Debt Securities of such series or such Indenture other than a covenant a default in whose performance, or whose breach, is dealt with otherwise below or, if certain conditions are met, the Events of Default described in this clause (c) are the result of changes in generally accepted accounting principles; or (d) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 5.1)

     In general, each Indenture provides that, (a) if an Event of Default described in clauses (a), (b) or (c) above (if the Event of Default under clause
(c) is with respect to less than all series of Debt Securities then outstanding) occurs, the Trustee or the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding may then declare the entire principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default described in clause (c) above which is applicable to all series of Debt Securities then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company, shall have occurred and be continuing, the Trustee or the Holders of not less than 25 percent in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the entire principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or interest on such Debt Securities) by the holders of a majority in aggregate principal amount of the Debt Securities of all such affected series then outstanding. (Sections 5.1 and 5.10)

     Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the Holders of Debt Securities (treated as one class) issued under such Indenture before proceeding, at the request of such Holders, to exercise any right or power under such Indenture. (Section 6.2) Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected (treated as one class) issued under such Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 5.9)

     In general, each Indenture provides that no Holder of Debt Securities issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of principal or interest on or after the due date provided) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the Holders of not less than 25 percent in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity and the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the Holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding. (Sections 5.6, 5.7 and 5.9)

     Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 3.5)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company can discharge or defease its obligations under each Indenture as set forth below. (Section 10.1)

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to Holders of any series of Debt Securities issued under such Indenture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in such Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on such Debt Securities.

     The Company may also, upon satisfaction of the conditions listed below, discharge certain obligations to Holders of any series of Debt Securities issued under such Indenture at any time ("defeasance"). Under terms satisfactory to the Trustee, the Company may instead be released with respect to any outstanding series of Debt Securities issued under the relevant Indenture from the obligations imposed by Sections 3.6 and 9.1, in the case of the Senior Debt Indenture, and Section 9.1, in the case of the Subordinated Debt Indenture (which contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets), and omit to comply with such Sections without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debt Securities of such series issued under such Indenture; (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the Holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) in the case of the Subordinated Debt Indenture (a) no event or condition shall exist that, pursuant to certain provisions described under "Subordinated Debt" above, would prevent the Company from making payments of principal of or interest on the subordinated Debt Securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and
(b) the Company delivers to the Trustee for the Subordinated Debt Indenture an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness and (2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that, if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then no opinion is given as to the effect of such laws on the trust funds except as set forth in the Subordinated Indenture relating to (i) Trustee's valid and perfected security interest in such trust funds; (ii) adequate protection of holders of the Subordinated Debt Securities interests in such trust funds; and (iii) no prior rights of holders of Senior

Debt Securities in property or interests granted to the Trustee or holders of the Subordinated Debt Securities in exchange for or with respect to such trust funds.

MODIFICATION OF THE INDENTURES

     Each Indenture provides that the Company and the Trustee may enter into supplemental indentures (which conform to the provisions of the Trust Indenture Act of 1939) without the consent of the Holders to, in general: (a) secure any Debt Securities; (b) evidence the assumption by a successor Person of the obligations of the Company; (c) add further covenants for the protection of the Holders; (d) cure any ambiguity or correct any inconsistency in such Indenture, so long as such action will not adversely affect the interests of the Holders;
(e) establish the form or terms of Debt Securities of any series; and (f) evidence the acceptance of appointment by a successor trustee. (Section 8.1)

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than the majority in principal amount of Debt Securities of each series issued under such Indenture then outstanding and affected (voting as one class) to, in general, add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the Holders of the Debt Securities of each series so affected; provided that such changes conform to provisions of the Trust Indenture Act of 1939 and provided that the Company and the Trustee may not, without the consent of each Holder of outstanding Debt Securities affected thereby, (a) extend the final maturity of the principal of any Debt Securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of such Indenture relating to Debt Securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court, or impair the right to institute suit for the enforcement of any payment on any Debt Securities when due or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture, the consent of the Holders of which is required for any such modification. (Section 8.2)

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding subordinated Debt Securities without the consent of each Holder of Senior Indebtedness then outstanding that would be adversely affected thereby. (Subordinated Debt Indenture, Section 8.6)

CONCERNING THE TRUSTEE

     The Trustee is one of a number of banks with which the Company, its parent and its Subsidiaries maintain ordinary banking relationships and with which the Company and its Subsidiaries and Affiliates maintain credit facilities. The Trustee also serves as trustee under the Company's Senior Indenture dated as of February 1, 1996.

               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

     Except as may otherwise be provided in the Prospectus Supplement applicable thereto, in compliance with United States federal income tax laws and regulations, Debt Securities that are Bearer Debt Securities (including Debt Securities in global form) will not be offered, sold, resold or delivered, directly or indirectly, in connection with their original issuance, at any time, in the United States or to United States persons (as defined below) other than to offices located outside the United States of United States financial institutions (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(v)) that are purchasing for their own account or for the account of a customer and that agree in writing to comply with the requirements of Sections 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations thereunder. Any underwriters, agents and dealers participating in the offerings of Bearer Debt Securities, directly or indirectly, must agree that they will not, in connection with the original issuance of any Bearer Debt Securities or during the period set forth in the Prospectus Supplement following the original issuance of such Bearer Debt Securities offer, sell, resell or deliver, directly or indirectly, any Bearer Debt Securities in the United States or to United States persons (other than the financial institutions described above). In addition, any such underwriters, agents and dealers must agree to send a written confirmation to each purchaser from or through it of Bearer Debt Securities in connection with their original issuance or during the period set forth in the Prospectus Supplement following the original issuance of such Bearer Debt Securities in every case confirming that such purchaser represents that it is not a United States person or, if it is a United States person, that it is a financial institution described above purchasing for its own account or the account of a customer and, if such person is a dealer, that it will send similar confirmations to purchasers from it.

     Bearer Debt Securities (other than temporary global Debt Securities) and any Coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in such legend provide that a United States person (other than a United States financial institution described above or United States person holding through such a financial institution) who holds a Bearer Debt Security or Coupon will not be allowed to deduct any loss realized on the sale, exchange or redemption of such Bearer Debt Security and any gain (which might otherwise be characterized as capital gain) recognized on such sale, exchange or redemption will be treated as ordinary income.

     As used herein, "United States person" means a citizen, national or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                         DESCRIPTION OF PREFERRED STOCK

     Under the Company's Certificate of Incorporation, as amended, the Company is authorized to issue up to 10,000,000 shares of Preferred Stock, par value $1.00 per share, in one or more series. No Preferred Stock is currently outstanding. The following description of Preferred Stock sets forth certain general terms and provisions of the series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to such series of Preferred Stock. If so indicated in the Prospectus Supplement relating thereto, the terms of any such series of Preferred Stock may differ from the terms set forth below. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in the Prospectus Supplement thereto do not purport to be complete and are qualified in their entirety by reference to the Certificate of Incorporation and to the certificate of designation relating to that series.

     The rights of the holders of each series of Preferred Stock will be subordinate to those of the Company's general creditors.

GENERAL

     The designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the Preferred Stock of each series shall be such as are stated and expressed in the Certificate of Incorporation and, to the extent not stated and expressed therein, shall be such as may be fixed by the certificate of designation relating to such series. A Prospectus Supplement, relating to each series, shall specify the terms of the Preferred Stock as follows:

          (a) the distinctive designation of such series and the number of shares which shall constitute such series;

          (b) the rate of dividends, if any, payable on shares of such series, the dates, if any, from which such dividends shall accrue, the dates when such dividends shall be payable, and whether such dividends shall be cumulative or noncumulative;

          (c) the amounts which the holders of the Preferred Stock of such series shall be entitled to be paid in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company;

          (d) whether or not the Preferred Stock of such series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption; and

          (e) may, in a manner not inconsistent with the provisions of the Certificate of Incorporation, (i) limit the number of shares of such series which may be issued; (ii) provide for a sinking fund for the purchase or redemption or a purchase fund for the purchase of shares of such series and the terms and provisions governing the operation of any such fund and the status as to reissue of shares of Preferred Stock purchased or otherwise reacquired or redeemed or retired through the operation thereof; (iii) grant voting rights to the holder of shares of such series, in addition to and not inconsistent with those granted by the Certificate of Incorporation to the holders of Preferred Stock; (iv) impose conditions or restrictions upon the creation of indebtedness of the Company or upon the issue of additional Preferred Stock or other capital stock ranking equally therewith or prior thereto as to dividends or distribution of assets on liquidation;
     (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, junior stock; (vi) grant to the holders of the Preferred Stock of such series the right to convert such stock into shares of another series or class of capital stock; and (vii) grant such other special rights to the holders of shares of such series as the Board of Directors may determine and as shall not be inconsistent with the provisions of the Certificate of Incorporation.

DIVIDENDS

     Subject to any limitations specified in the certificate of designation providing for the issuance thereof, the holders of the Preferred Stock of any series shall be entitled to receive, when and as declared by the Board of Directors, preferential dividends in cash, at the rate per annum, if any, fixed for such series, payable on such dates as may be specified in the certificate of designation providing for the issuance of Preferred Stock of such series, to stockholders of record on a date, preceding each such dividend payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend. Each share of Preferred Stock shall rank on a parity with each other share of Preferred Stock, irrespective of series, with respect to preferential dividends accrued on the shares of such series, and no dividend shall be declared or paid or set apart for payment for the Preferred Stock of any series unless at the same time a dividend in like proportion to the dividends accrued upon the Preferred Stock of each other series shall be declared or paid or set apart for payment, as the case may be, on Preferred Stock of each other series then outstanding; but this does not prevent the authorization or issuance of one or more series of Preferred Stock bearing dividends subject to contingencies as to the existence or amount of earnings of the Company during one or more fiscal periods, or as to other events, to which dividends on other series of Preferred Stock are not subject.

     So long as any shares of Preferred Stock shall remain outstanding, in no event shall any dividends whatsoever, whether in cash, stock or otherwise, be paid or declared, or any distribution be made on any class of junior stock, nor shall any shares of Preferred Stock (subject to certain limited exceptions) or junior stock be purchased, retired or otherwise acquired for a valuable consideration by the Company, unless all dividends accrued on outstanding shares of Preferred Stock for all past dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart.

     The ability of the Company, as a holding company, to pay dividends on the Preferred Stock will depend upon the payment of dividends, interest or other charges by subsidiaries to it. Debt instruments of certain subsidiaries of the Company limit the amount of payments to the Company which could affect the amount of funds available to the Company to pay dividends on the Preferred Stock.

     First Chicago Trust Company of New York is the registrar, transfer agent and dividend disbursing agent for the shares of the Preferred Stock.

REDEMPTION

     The Company, at the option of the Board of Directors, may redeem all or any part of the Preferred Stock of any series which by its terms is redeemable, at the time or times and on the terms and conditions fixed for such series, upon notice duly given in the manner provided in the certificate of designation providing for such series, by paying therefor in cash the sum fixed for such series, together, in each case, with an amount equal to accrued and unpaid dividends thereon. The certificate of designation providing for a series subject to redemption may provide that when notice of redemption of all or part of the shares of such series shall have been given, and the redemption price of such shares, together with accrued dividends to the date fixed as the redemption date, has been set aside by the Company, or deposited with a suitable depositary, for the pro rata benefit of the holders of the shares called for redemption, then the shares so called shall no longer be deemed outstanding, and all rights with respect to such shares, including the accrual of further dividends, other than the right to receive the redemption price of such shares without interest, shall cease.

VOTING RIGHTS

     Except as stated herein or expressly provided by law or except as may be provided for any series of Preferred Stock by the certificate of designation relating thereto, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of stockholders. On any matters on which the holders of the Preferred Stock or any series thereof shall be entitled to vote separately as a class or series, they shall be entitled to one vote for each share held.

     So long as any shares of Preferred Stock are outstanding, the Company shall not, without the consent of the holders of at least a majority of the number of shares of the Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by vote at any annual meeting, or any special meeting called for the purpose, purchase, redeem or otherwise acquire for value any shares of the Preferred Stock or of any other stock ranking on a parity with the Preferred Stock in respect of dividends or distribution of assets on liquidation during the continuance of any default in the payment of dividends on the Preferred Stock.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of the affairs of the Company, voluntary or involuntary, then, before any distribution or payment can be made to the holders of any class of stock of the Company ranking junior to the Preferred Stock as to dividends or distribution of assets on liquidation, the holders of the Preferred Stock of the respective series shall be entitled to be paid in full the respective amount fixed, with respect to liquidation, dissolution or winding up, voluntary or involuntary, as the case may be, in the certificate of designation providing for the issue of shares of such series, plus a sum equal to all accrued and unpaid dividends thereon to the date of payment thereof. After such payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the Company shall be distributed among the holders of the stocks of the Company ranking junior to the Preferred Stock according to their respective rights. In the event that the assets of the Company available for distribution to holders of Preferred Stock shall not be sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Preferred Stock pro rata in proportion to the amounts payable upon each share thereof.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in the following ways: (i) through agents; (ii) through underwriters; (iii) through dealers; and (iv) directly to purchasers.

     Offers to purchase the Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If any underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales to the public of the Securities in respect of which this Prospectus is delivered.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     The Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

     Each series of Offered Debt Securities will be a new issue of securities and will have no established trading market. Such Offered Debt Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any Offered Debt Securities.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of the Company included in or incorporated by reference in any documents filed pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering will be so included or incorporated by reference in reliance upon the reports of independent auditors pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such independent auditors as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by William G. von Glahn, Senior Vice President and General Counsel of Williams, and for the Underwriters by Davis Polk & Wardwell, New York, New York. Mr. von Glahn beneficially owns approximately 28,331 shares of Williams' Common Stock and also has exercisable options to purchase an additional 29,260 shares of Williams' Common Stock. Pursuant to their By-laws, the Company and Williams are required to indemnify Mr. von Glahn to the fullest extent permitted by Delaware law against any expenses actually and reasonably incurred by him in connection with any action, suit or proceeding in which he is made party by reason of his being an officer of the Company. The Company, through Williams, also maintains directors' and officers' liability insurance under which Mr. von Glahn is insured against certain expenses and liabilities.

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                                  $425,000,000

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

                       $175,000,000 6.125% Notes due 2003
                       $250,000,000 6.500% Notes due 2008

                               ------------------
                             PROSPECTUS SUPPLEMENT
                                December 3, 1998
                (Including Prospectus dated September 15, 1997)

                               ------------------

                          Joint Book-Running Managers
CHASE SECURITIES INC.                                       SALOMON SMITH BARNEY

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                             ABN AMRO INCORPORATED
                                CIBC OPPENHEIMER
                     CREDIT LYONNAIS SECURITIES (USA) INC.
                      FIRST CHICAGO CAPITAL MARKETS, INC.
                         NESBITT BURNS SECURITIES INC.

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